Exhibit 99.2

A pro forma presentation for the year ending December 31, 2011 as if the acquisition of Advent Power
Systems Inc. occurred on Janaury 1, 2011 is as follows:

	Cyclone Power Technologies	Advent Power	Total
	As Reported	Systems	Pro Forma

Revenues	$250,000	$-	$250,000

Cost of Goods Sold	399,801	-	399,801

Gross profit loss	(149,801)	-	(149,801)

Total operating expenses	3,678,112	51,943	3,730,055

Operating loss	(3,827,913)	(51,943)	(3,879,856)

Total other expense	(19,876,814)	(14,398)	(19,891,212)

Loss before income taxes	(23,704,727)	(66,341)	(23,771,068)
Income taxes	-	-	-

Net loss	$(23,704,727)	$(66,341)	$(23,771,068)

Net loss per common share	$(0.15)		$(0.15)